EXHIBIT 99.1

FOR IMMEDIATE RELEASE: March 11, 2015

ASPEN GROUP REPORTS 28% YoY INCREASE IN FISCAL 2015 THIRD QUARTER REVENUES AND STRONG REVENUE OUTLOOK

School of Nursing Student Body Grows 57% to 1,151 Students

NEW YORK, NY – Aspen Group, Inc. (OTCBB: ASPU), a nationally accredited online post-secondary education company (Aspen University), today announced results for its fiscal 2015 third quarter ended January 31, 2015.

Highlights from the third quarter include:

•

Revenues of $1,286,138, a 28% increase from the comparable prior year period;

•

Aspen University’s School of Nursing student body grew from 733 to 1,151 students or 57% year-over-year; now represents 38% of Aspen’s total full-time degree-seeking student body of 3,011;

•

Aspen’s School of Nursing was granted CCNE accreditation for its Bachelor of Science in Nursing program (RN to BSN) through December, 2019;

•

The Distance Education Accrediting Commission (DEAC) granted accreditation to Aspen University through January, 2019;

•

In the eleven months since Aspen’s Debt-Free, Monthly Payment Plan announcement, students paying through monthly payment methods has grown to 33% of all course payments.

“This is an exciting time for Aspen, as our School of Nursing new student enrollments are exceeding our aggressive forecasts, resulting from the success of our recent BSN marketing launch. This sets the foundation for an acceleration of our growth rate in Aspen’s fiscal fourth quarter.” said Aspen Group Chairman and CEO Michael Mathews.

Business Update:

As previously announced, in the current quarter (ending April 30, 2015) new student enrollments at Aspen University are on pace to increase 81% year-over-year, primarily a result of the immediate success of the November 2014 BSN marketing launch offering RNs the ability to pay their tuition at $250/month over 39 months. At the current pace of BSN new student enrollments, Aspen estimates over 50% or the majority of its degree-seeking student body will be enrolled in the School of Nursing by early-2016. In the month of February 2015, typically a seasonally slow month for new student enrollments, Aspen enrolled 141 new students which equals an average of 5.04 enrollments per day.

New Student Enrollments*

Fiscal Quarter End April 30, 2014	235

Fiscal Quarter End July 31, 2014	226

Fiscal Quarter End October 31, 2014	265

Fiscal Quarter End January 31, 2015	315

Fiscal Quarter End April 30, 2015	425+
(forecast)

*New student enrollments defined as those new students that complete their first seven (7) day assignment of their first course in their degree program.

Aspen’s estimated average revenue per new student enrollment is approximately $6,000, earned over 3 years. Aspen delivered 1,008 new student enrollments in calendar year 2014, which equates to revenues of approximately $6 million, earned over three years. However, should the pace of enrollments continue to rise by 81% year-over-year in calendar year 2015, that would equate to 1,704 new student enrollments with a revenue value of approximately $10.2 million, earned over three years.

Third Quarter Financial Highlights:

For the third quarter, revenues increased 28% from the comparable prior period to $1,286,138. Nursing program revenues rose to $541,865, which now represents 42% of Aspen’s total revenues.

Gross Profit increased to $499,922 or 39% of revenues as compared to $389,221 or 39% of revenues from the comparable prior year period, and Adjusted Gross Profit (exclusive of amortization), a non-GAAP financial measure, equaled $623,770 or 49% of revenues as compared to $501,856 or 50% of revenues from the comparable prior year period. The flat YoY gross profit margins are a result of Aspen increasing its YoY marketing spend rate in December and January by an average of 41%. The company expects this quarter’s growth spending to improve gross profit margins next quarter and in subsequent quarters.

Adjusted EBITDA, a non-GAAP financial measure, improved to a loss of ($600,522) as compared to a loss of ($607,382) in the comparable prior year period. Net loss applicable to shareholders was ($1,244,322) as compared to a net loss of ($1,726,587) a year ago. Aspen’s operating income improved to a loss of ($1,212,067) as compared to a loss of ($1,496,412) in the comparable prior year period. The flat YoY Adjusted EBITDA results are primarily a result of Aspen increasing the size of its call center by 64% to effectively manage the increase of new student leads starting in December. The company expects Adjusted EBITDA results to improve next quarter and in subsequent quarters.

Aspen will be holding a conference call this afternoon at 5pm ET that can be accessed by dialing toll-free (844) 452-6823 (U.S.) or (731) 256-5216 (international).  Subsequent to the call, a transcript of the audiocast will be available from Aspen’s website at ir.aspen.edu.

* Non-GAAP – Financial Measures

This press release includes both financial measures in accordance with Generally Accepted Accounting Principles, or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures should be viewed as supplemental to, and should not be considered as alternatives to net income, operating income, and cash flow from operating activities, liquidity or any other financial measures. They may not be indicative of the historical operating results of Aspen Group nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as substitutes for performance measures calculated in accordance with GAAP.

Our management uses and relies on Adjusted EBITDA and Adjusted Gross Profit, each of which are non-GAAP financial measures. We believe that both management and shareholders benefit from referring to the following non-GAAP financial measures in planning, forecasting and analyzing future periods. Our management uses these non-GAAP financial measures in evaluating its financial and operational decision making and as a means to evaluate period-to-period comparison.  Our management recognizes that the non-GAAP financial measures have inherent limitations because of the excluded items described below.

Aspen Group defines Adjusted EBITDA as earnings (or loss) from continuing operations before the items set forth in the table below. Aspen Group excludes the charges from bad debt expense, depreciation and amortization, and stock based compensation because they are non-cash in nature. In 2014, Aspen Group excludes non-recurring charges because they do not reflect any trend or reflect the ongoing performance of our business.

Aspen Group defines Adjusted Gross Profit as revenues less cost of revenues (instructional costs and services and marketing and promotional costs), but excluding the amortization of courseware and software. Adjusted Gross Profit excludes non-cash items and permits our management to focus on core operating results.

We have included a reconciliation of our non-GAAP financial measures to the most comparable financial measures calculated in accordance with GAAP. We believe that providing the non-GAAP financial measures, together with the reconciliation to GAAP, helps investors make comparisons between Aspen Group and other companies. In making any comparisons to other companies, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance. Investors should pay close attention to the specific definition being used and to the reconciliation between such measure and the corresponding GAAP measure provided by each company under applicable SEC rules.

The following table presents a reconciliation of Adjusted EBITDA to Net loss, a GAAP financial measure:

	Three Months Ended
	01/31/2015	01/31/2014
Net loss allocable to common shareholders	$(1,244,322)	$(1,726,587)
Interest Expense, net of interest income	(34,532)	78,854
Loss from debt extinguishment	—	—
Bad Debt Expense	12,228	120,000
Receivable Collateral Valuation Reserve	—	123,664
Depreciation & Amortization	133,966	121,904
Amortization of Prepaid Services	—	105,013
Amortization of Debt Issue Costs	—	56,865
Amortization of Debt Discount	—	124,343
Warrant conversion exercise expense	—	156,952
Stock-based compensation	123,085	98,609
Non-recurring charges	339,989	133,001
Adjusted EBITDA (Loss)	$(600,522)	$(607,382)

The following table presents a reconciliation of Adjusted Gross Profit, a non-GAAP financial measure, to gross profit calculated in accordance with GAAP:

	For the
	Three Months Ended January 31,
	2015	2014
Revenues	$1,286,138	$1,002,167

Costs of revenues (exclusive of depreciation and amortization shown separately)	662,368	500,311

Gross profit (exclusive of depreciation and amortization)	623,770	501,856

Depreciation and amortization expenses excluded from cost of revenues	123,848	112,635

GAAP gross profit	$499,922	$389,221

###

About Aspen Group, Inc.

Aspen Group, Inc. is an online postsecondary education company. Aspen University’s mission is to offer any motivated college-worthy student the opportunity to receive a high quality, responsibly priced distance-learning education for the purpose of achieving sustainable economic and social benefits for themselves and their families. Aspen is dedicated to providing the highest quality education experiences taught by top-tier faculty - 61% of our adjunct faculty hold doctoral degrees. To learn more about Aspen, visit www.aspen.edu.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements including statements regarding our future growth, forecasted student enrollments and other forecasts, and the value of new student enrollments.

The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include competition, ineffective media and/or marketing, failure to comply with regulatory requirements, and failure to generate sufficient revenue. Further information on our risk factors is contained in our filings with the SEC, including the Prospectus dated October 14, 2014.  Any forward-looking statement made by us herein speaks only as of the date on which it is made.  Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Media Contact:

Aspen Group, Inc.

Michael Mathews, CEO

914-906-9159

Annex

ASPEN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	January 31,	April 30,
	2015	2014
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$1,158,339	$247,380
Restricted cash	888,225	868,298
Accounts receivable, net of allowance of $241,027 and $221,537, respectively	888,499	649,890
Prepaid expenses	66,019	45,884
Net assets from discontinued operations (Note 1)	—	5,250
Total current assets	3,001,082	1,816,702

Property and equipment:
Call center equipment	132,798	122,653
Computer and office equipment	73,286	66,118
Furniture and fixtures	42,698	36,446
Library (online)	100,000	100,000
Software	2,147,783	1,894,215
	2,496,565	2,219,432
Less accumulated depreciation and amortization	(1,268,502)	(938,703)
Total property and equipment, net	1,228,063	1,280,729
Courseware, net	158,280	108,882
Accounts receivable, secured - related party, net of allowance of $625,962, and $625,962, respectively	146,831	146,831
Debt issuance costs, net	—	205,515
Other assets	26,678	25,181

Total assets	$4,560,934	$3,583,840

Liabilities and Stockholders' Equity (Deficiency)

Current liabilities:
Accounts payable	$458,997	$454,783
Accrued expenses	223,072	144,466
Deferred revenue	716,642	653,518
Refunds Due Students	373,161	288,121
Deferred rent, current portion	11,750	13,699
Convertible notes payable, current portion	50,000	175,000
Debenture payable, net of discounts of $0 and $452,771	—	1,787,229
Total current liabilities	1,833,622	3,516,816

Line of credit	243,989	244,175
Loan payable officer - related party	1,000,000	1,000,000
Convertible notes payable - related party	600,000	600,000
Deferred rent	—	7,751
Total liabilities	3,677,611	5,368,742

Commitments and contingencies - See Note 8

Stockholders' equity (deficiency):
Common stock, $0.001 par value; 250,000,000 shares authorized, 113,298,156 issued and 113,098,156 outstanding at January 31, 2015, 73,414,478 issued and 73,214,478 outstanding at April 30, 2014	113,298	73,414
Additional paid-in capital	22,170,190	16,302,118
Treasury stock (200,000 shares)	(70,000)	(70,000)
Accumulated deficit	(21,330,165)	(18,090,434)
Total stockholders' equity (deficiency)	883,323	(1,784,902)

Total liabilities and stockholders' equity (deficiency)	$4,560,934	$3,583,840

ASPEN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the		For the
	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2015	2014	2015	2014

Revenues	$1,286,138	$1,002,167	$3,670,245	$2,817,497

Operating expenses
Cost of revenues (exclusive of depreciation and amortization shown separately below)	662,368	500,311	1,524,793	1,390,444
General and administrative	1,701,871	1,752,717	4,160,978	4,866,498
Receivable collateral valuation reserve	—	123,647	—	123,647
Depreciation and amortization	133,966	121,904	389,706	350,990
Total operating expenses	2,498,205	2,498,579	6,075,477	6,731,579

Operating loss from continuing operations	(1,212,067)	(1,496,412)	(2,405,232)	(3,914,082)

Other income (expense):
Other income	2,277	136	7,157	750
Loss on Debt Extinguishment	—	—	(452,503)	—
Interest expense	(34,532)	(260,062)	(389,153)	(398,916)
Total other expense, net	(32,255)	(259,926)	(834,499)	(398,166)

Loss from continuing operations before income taxes	(1,244,322)	(1,756,338)	(3,239,731)	(4,312,248)

Income tax expense (benefit)	—	—	—	—

Loss from continuing operations	(1,244,322)	(1,756,338)	(3,239,731)	(4,312,248)

Discontinued operations (Note 1)
Income from discontinued operations, net of income taxes	—	29,751	—	84,663

Net loss	$(1,244,322)	$(1,726,587)	$(3,239,731)	$(4,227,585)

Loss per share from continuing operations - basic and diluted	$(0.01)	$(0.03)	$(0.03)	$(0.07)
Income per share from discontinued operations - basic and diluted	$—	$0.00	$—	$0.00
Net loss per share allocable to common stockholders - basic and diluted	$(0.01)	$(0.03)	$(0.03)	$(0.07)

Weighted average number of common shares outstanding:
basic and diluted	112,753,454	59,780,884	96,548,329	59,098,885